CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Combined Proxy Statement and Prospectus on Form N-14 of The Nevis Fund, Inc. reorganizing as Brown Advisory Opportunity Fund, a series of the Forum Funds, and to the use of our report dated June 20, 2005 on the Nevis Fund's financial statements and financial highlights as of and for the year ended May 31, 2005. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders. The financial highlights are also included in the N-14 filing at Appendix E.


                                        /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                        BRIGGS, BUNTING & DOUGHERTY, LLP



PHILADELPHIA, PENNSYLVANIA
NOVEMBER 23, 2005